Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2020 FIRST QUARTER FINANCIAL RESULTS

Atlanta, Georgia – May 21, 2020 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the first quarter ended March 31, 2020.

FIRST QUARTER 2020 FINANCIAL HIGHLIGHTS COMPARED TO FIRST QUARTER 2019

•	Consolidated net sales of $134.4 million, compared to $136.9 million
•	Gross profit was $30.7 million, compared to $38.7 million
•	Net loss was ($4.0 million), or ($0.16) EPS, compared to net income of $0.1 million, or $0.00 EPS
•	EBITDA of $2.3 million, compared to $11.2 million
•	Adjusted EBITDA of $4.5 million, compared to $12.5 million
•	Operating cash flow totaled $7.8 million, compared to $10.6 million
•	Liquidity of $72.2 million, including $36.9 million of cash plus $35.3 million of availability under the revolving credit facility
•	Taking wide range of actions in response to the COVID-19 pandemic, including an estimated $14-$16 million of 2020 cost savings

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “As an essential business, we are committed to the health and well-being of our employees and communities while safely and responsibly serving customers during this unprecedented COVID-19 pandemic. During the quarter we recorded strong volume gains driven by encouraging project activity to start the year, though the continuing mix-shift to entry level and mid-priced homes for our residential design and installation services business adversely impacted our results.  In light of these dynamics, we are rationalizing costs, managing working capital, improving processes and leveraging technology to generate additional efficiencies in our business. During the quarter we lowered operating expenses as a percentage of net sales and generated operating cash flow in excess of Adjusted EBITDA.”

Mr. Johnson continued, “Although we experienced limited economic disruptions related to COVID-19 in the first quarter, the impact was more pronounced in April, where we saw a 25% decline in sales year-over-year.  We entered the second quarter with a significant liquidity position of approximately $70 million, and we have enacted sizeable cost savings to further improve our cost and cash position, resulting in positive Adjusted EBITDA for April.  Although the second quarter is expected to be challenging given the unclear pace of the ultimate economic recovery, our flexible cost structure, recent austerity measures and strengthened liquidity position collectively provide us with a solid foundation to profitably grow as economies recover.”

RESULTS FOR THE FIRST QUARTER OF 2020

Net sales for the first quarter of 2020 decreased by 1.9% to $134.4 million, compared to net sales of $136.9 million for the first quarter of 2019. Net sales decreased on an organic basis by $5.2 million.  Residential Design Services (“RDS”) segment sales decreased 0.8%.  Geographically sales were negatively affected by continued softening of the Southern California market, partially offset by sales gains in Northern California, Arizona, and Texas, as well as increased sales from the acquisition of Intown for RDS. Price/mix was negative in the quarter and was partially offset by positive growth in volumes.  Architectural Surfaces Group (“ASG”) segment sales declined 3.4% due to lower tile and natural stone sales, partially offset by an increase in quartz sales.  Volume and price/mix were both negative in the quarter.

Gross profit for the first quarter of 2020 decreased by 20.8% to $30.7 million, compared to $38.7 million for the first quarter of 2019. The decrease in gross profit was primarily due to the impact of negative price/mix and an increase in other non-product costs, partially offset by the contribution from higher volumes.  Gross margin for the first quarter of 2020 was 22.8%, compared to 28.3% for the first quarter of 2019. In the RDS segment, gross margin decreased 6.3 percentage points to 22.0% due to an unfavorable product mix primarily due to the increase of entry- to mid-level homebuilding as a percentage of our project activity in our markets. We expect the heightened percentage of entry- to mid-level homebuilding to continue to increase in the coming quarters putting increased pressure on our gross margins.  In the ASG segment, gross margin decreased 4.1 percentage points to 23.8% primarily due to unfavorable changes in product and price mix as well as an increase in other non-product costs.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2020 were $32.7 million, or 24.3% of net sales, compared to $35.5 million, or 25.9% of net sales, for the first quarter of 2019. SG&A for the first quarter of 2020 and 2019 included $0.8 million and $2.8 million, respectively, of equity-based compensation and certain nonrecurring costs. On an adjusted basis, which excludes equity-based compensation and certain nonrecurring costs, SG&A was $31.8 million, or 23.7% of net sales for the first quarter of 2020, compared to $32.7 million, or 23.9% of net sales, for the first quarter of 2019, primarily reflecting cost reductions and efficiencies.

For the first quarter of 2020, net loss was ($4.0) million, or ($0.16) earnings per share, compared to net income of $0.1 million, or $0.00 earnings per share for the first quarter of 2019. Net loss for the first quarter of 2020 included $1.4 million of other expense, which resulted from an adjustment to unrecognized tax benefits related to the TAC acquisition. Net income for the first quarter of 2019 included $1.7 million of other income, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the first quarter of 2020 decreased 79.6% to $2.3 million, compared to EBITDA of $11.2 million for the first quarter of 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the first quarter of 2020 decreased by 63.7% to $4.5 million, compared to $12.5 million for the first quarter of 2019. For the first quarter of 2020, Adjusted EBITDA as a percentage of net sales was 3.4%, compared to 9.1% for the first quarter of 2019.

Operating cash flow totaled $7.8 million for the first quarter of 2020, compared to $10.6 million for the first quarter of 2019 primarily as a result of decreased sales and earnings. Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $72.2 million at March 31, 2020.

COST AND CASH SAVINGS ACTIONS

While the COVID-19 pandemic continues to impact daily operations and normal business activity, virtually all of the Company’s locations remain operational to safely and responsibly serve customers. Given the continued economic impact of COVID-19 on housing construction and remodeling activity, in April 2020 the Company took steps to align its cost structure and capital resources with the current level of work. The Company’s measures to rationalize costs and preserve cash included hiring freezes, targeted furloughs and reductions of workforce across business units, reduced bonuses, cutting management salaries and eliminating Board of Director fees, along with enforcing strict controls on non-critical expenditures.

The Company expects its cost savings actions to provide an estimated cost benefit of $14 million to $16 million to its 2020 financial results, further enhancing its liquidity, cash flow and financial flexibility.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the first quarter ended March 31, 2020 and other matters relating to the Company. To participate in the conference call, dial 1-877-300-8521 from the United States, and international callers may dial 1-412-317-6026, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ and is a component of the Russell 3000 Index.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, risks and uncertainties relating to the COVID 19 pandemic (including those contained in our Form 8-K filed on May 5, 2020) and those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “Annual Report”), that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA, and adjusted operating expense, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Investor Relations:

Tully Brown

(470) 548-7370

IR@selectinteriorconcepts.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	March 31, 2020	December 31, 2019
ASSETS
Cash	$36,929	$5,002
Accounts receivable, net	59,958	63,419
Inventories	106,895	104,741
Prepaid expenses and other current assets	10,381	11,083
Income taxes receivable	4,437	2,184
Total current assets	$218,600	$186,429
Property and equipment, net	26,485	26,494
Deferred tax assets, net	10,222	10,550
Goodwill	99,789	99,789
Customer relationships, net	69,667	71,989
Other intangible assets, net	17,898	18,759
Other assets	5,328	6,265
Total assets	$447,989	$420,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$46,904	$42,734
Accrued expenses and other current liabilities	19,115	16,661
Customer deposits	9,101	8,627
Current portion of long-term debt, net	954	11,749
Current portion of capital lease obligations	2,639	2,395
Total current liabilities	$78,713	$82,166
Line of credit	48,830	21,871
Long-term debt, net of current portion and financing fees	151,559	141,299
Long-term capital lease obligations	6,720	6,907
Other long-term liabilities	5,352	6,757
Total liabilities	$291,174	$259,000
Class A common stock	254	251
Treasury stock, at cost	(1,046)	(391)
Additional paid-in capital	161,590	161,396
Retained earnings (accumulated deficit)	(3,983)	19
Total stockholders' equity	$156,815	$161,275
Total liabilities and stockholders' equity	$447,989	$420,275

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended March 31,
	2020	2019
(in thousands, except share data)
Revenues, net	$134,378	$136,920
Cost of revenues	103,684	98,187
Gross profit	$30,694	$38,733
Selling, general and administrative expenses	32,667	35,467
Income (loss) from operations	$(1,973)	$3,266
Other expense:
Interest expense	3,895	4,329
Other (income) expense, net	1,377	(1,715)
Total other expense, net	$5,272	$2,614
Income (loss) before provision (benefit) for income taxes	$(7,245)	$652
Provision (benefit) for income taxes	(3,243)	525
Net income (loss)	$(4,002)	$127

Earnings (loss) per share of common stock
Basic common stock	$(0.16)	$0.00
Diluted common stock	$(0.16)	$0.00
Weighted average shares outstanding
Basic common stock	25,192,201	25,766,260
Diluted common stock	25,192,201	25,826,120

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2020	2019
(in thousands)
Net cash provided by operating activities	$7,827	$10,551

Purchase of property and equipment	(1,371)	(1,880)
Proceeds from disposal of property and equipment	15	9
Acquisition of Intown Design, Inc.	-	(10,662)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	-	(3,000)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	-	(1,000)
Net cash used in investing activities	$(1,356)	$(16,533)

Proceeds from ERP financing	376	-
Proceeds from (payments on) line of credit, net	26,934	(7,119)
Proceeds from term loan	-	11,500
Term loan deferred issuance costs	(230)	-
Purchase of treasury stock	(655)	-
Payments on notes payable and capital leases	(705)	(388)
Principal payments on long-term debt	(264)	(263)
Net cash provided by financing activities	$25,456	$3,730

Net increase (decrease) in cash	$31,927	$(2,252)
Cash (and restricted cash in 2019), beginning of period	$5,002	$9,362
Cash, end of period	$36,929	$7,110

Select Interior Concepts, Inc.

Segment Information (Unaudited)

	Three Months Ended March 31, 2020
(in thousands)	Net Sales	Gross Profit	Gross Margin
RDS	$79,350	$17,466	22.0%
ASG	55,543	13,217	23.8%
Elims/Corp	(515)	11	n/a
Total	$134,378	$30,694	22.8%

	Three Months Ended March 31, 2019
	Net Sales	Gross Profit	Gross Margin
RDS	$79,985	$22,640	28.3%
ASG	57,505	16,021	27.9%
Elims/Corp	(570)	72	n/a
Total	$136,920	$38,733	28.3%

Select Interior Concepts, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

(in thousands)	Three Months Ended March 31,
Reconciliation of net income to Adj. EBITDA	2020	2019

Consolidated net income (loss)	$(4,002)	$127
Income tax expense (benefit)	(3,243)	525
Interest expense	3,895	4,329
Depreciation and amortization	5,644	6,249
EBITDA	$2,294	$11,230

Equity-based compensation	(669)	561
Purchase accounting fair value adjustments	-	(1,522)
Acquisition and integration related costs	1,452	1,454
Employee related reorganization costs	207	439
Other non-recurring costs	679	347
Strategic alternatives costs	575	-
Total addbacks	$2,244	$1,279
Adjusted EBITDA	$4,538	$12,509

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

Select Interior Concepts, Inc.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

(Unaudited)

	Three Months Ended March 31,
(in thousands)	2020	2019

Operating expenses	$32,667	$35,467
Equity-based compensation	(669)	561
Acquisition and integration related costs	75	1,454
Employee related reorganization costs	207	439
Other non-recurring costs	649	347
Strategic alternatives costs	575	-
Total adjustments to operating expenses	$837	$2,801
Adjusted operating expenses	$31,830	$32,666

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) stock compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, purchase accounting fair value adjustments, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.

Adjusted operating expense is defined as consolidated operating expense before stock compensation expense, and adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.